REII INCORPORATED AND SUBSIDIARY
        (A DELAWARE CORPORATION)
        Naples, Florida

                               FINANCIAL REPORTS
                                      AT
                               DECEMBER 31, 2003

REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida

                               TABLE OF CONTENTS


Independent Auditors' Report                                     F-1
Consolidated Balance Sheets at December 31, 2003 and 2002        F-2
Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 2003 and 2002                 F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 2003 and 2002                                     F-4
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2003 and 2002                                     F-5 - F-6
Notes to the Consolidated Financial Statements                   F-7 - F-12










                           INDEPENDENT AUDITORS' REPORT


To the Board of Directors
  and Stockholders
REII Incorporated and Subsidiary
(A Delaware Corporation)
Naples, Florida
        We have audited the accompanying consolidated balance sheets of REII Incorporated and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.
        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of REII Incorporated and Subsidiary as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ Rotenberg & Co., llp

Rotenberg & Co., llp
Rochester, New York
  February 5, 2004

                                     F-1




REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida
________________________________________________________________________
CONSOLIDATED BALANCE SHEETS
________________________________________________________________________
ASSETS

Revenue Producing Assets -
  Net of Accumulated Depreciation       $ 406,104          $ 689,155
Cash and Cash Equivalents                  81,718             22,058
Other Current Assets                       11,948             10,028
Tenant Escrow Account                      56,467             16,830
Office Property and Equipment -
  Net of Accumulated Depreciation           1,958              2,826
________________________________________________________________________
                                        $ 558,195          $ 740,897
________________________________________________________________________

                                       F-2

LIABILITIES AND STOCKHOLDERS' EQUITY
________________________________________________________________________
Liabilities
Mortgages Payable - Banks                $ 162,308         $ 428,286
Mortgages Payable - Stockholder             90,518           176,959
Accounts Payable and Accrued Expenses       13,750            11,975
Tenant Escrow Liability                     56,467            16,830
Due to Stockholder                          28,066            42,041
________________________________________________________________________
                                           351,109           676,091
________________________________________________________________________
Stockholders' Equity
Common Stock: $.001 Par; 20,000,000
Shares Authorized;
655,310 Shares Issued and Outstanding        4,655            4,655
Additional Paid-In Capital                 336,381          336,381
Accumulated Deficit                       (133,950)        (276,230)
________________________________________________________________________
Total Stockholders' Equity                 207,086           64,806
________________________________________________________________________
Total Liabilities and Stockholders'
Equity                                   $ 558,195        $ 740,897
________________________________________________________________________




REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida
________________________________________________________________________
                              Common
                              Stock     Additional    Total
                             $.001 Par   Paid-In    Accumulated Stockholders'
                    Shares     Value     Capital     Deficit        Equity
________________________________________________________________________
Balance -
 January 1, 2002   4,655,310   $ 4,655    $ 336,381     $(276,466)  64,570
Net Income                -         -          -              236      236
Balance -
December 31, 2002  4,655,310     4,655      336,381      (276,230)  64,806
________________________________________________________________________
Net Income                -        -             -        142,280  142,280
Balance -
December 31, 2003 4,655,310    $ 4,655    $ 336,381     $(133,950)  207,086
________________________________________________________________________


REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida
________________________________________________________________________

CONSOLIDATED STATEMENTS OF OPERATIONS
________________________________________________________________________
Years Ended December 31,                      2003              2002
________________________________________________________________________
Revenues
Rental Income                             $ 102,673          $ 126,905
Management Services                             693             13,641
Commissions                                   6,450             17,970
________________________________________________________________________
Total Revenues                              109,816            158,516
________________________________________________________________________
Expenses:

Direct Expenses
Depreciation                                 29,114             32,568
Interest                                     21,019             38,136
Real Estate Taxes and Insurance              33,413             31,913
Repairs and Maintenance                      23,020             18,046
Other Direct Expenses                         7,032              6,127
________________________________________________________________________
Total Direct Expenses                       113,598            126,790
________________________________________________________________________

General and Administrative Expenses          39,394             37,209

Bad Debts Expense                             3,405              3,600
________________________________________________________________________
Total Expenses                              156,397            167,599
________________________________________________________________________
Loss Before Other Income                    (46,581)            (9,083)
________________________________________________________________________

Other Income
Interest and Other Income                       154                 215
Gain on Sale of Revenue Producing Assets    192,360               9,104
________________________________________________________________________
Income Before Provision for Taxes           145,933                 236
________________________________________________________________________
Provision for Taxes                           3,653                  -
________________________________________________________________________
Net Income                                $ 142,280            $    236
________________________________________________________________________
Weighted Average Number of
Common Shares Outstanding                 4,655,310           4,655,310
Income per Common Share -
Basic and Diluted                         $    0.03            $    0.00
________________________________________________________________________



REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida
________________________________________________________________________

CONSOLIDATED STATEMENTS OF CASH FLOWS
________________________________________________________________________
Years Ended December 31,                     2003              2002
________________________________________________________________________
Cash Flows from Operating Activities

Net Income                                $ 142,280         $    236
________________________________________________________________________
Adjustments to Reconcile Net Income
  to Net Cash Flows from Operating Activities:
Bad Debts Expense                             3,405            3,600
Depreciation                                 30,288           34,450
Gain on Sale of Revenue Producing Assets   (192,360)          (9,104)
________________________________________________________________________
Changes in Assets and Liabilities:
Other Current Assets                         (8,325)         (10,445)
Accounts Payable and Accrued Expenses         1,775            3,773
________________________________________________________________________
Net Cash Flows from Operating Activities    (22,937)          22,510
________________________________________________________________________
Cash Flows from Investing Activities
Acquisition of Office Equipment                (306)              -
Improvements to Revenue
Producing Properties                        (11,473)          (8,690)
Proceeds from Sale of Revenue
 Producing Assets                           290,073            9,698
Proceeds from Insurance Company
for Replacement of Damaged
  Revenue Producing Asset                        -             3,200
________________________________________________________________________
Net Cash Flows from Investing Activities    278,294            4,208
________________________________________________________________________
Cash Flows from Financing Activities
Repayment of Mortgages                     (181,722)         (13,489)
Change in Due to Stockholder                (13,975)          (1,913)
________________________________________________________________________
Net Cash Flows from Financing Activities   (195,697)         (15,402)
________________________________________________________________________
Net Change in Cash and Cash Equivalents      59,660           11,316
________________________________________________________________________
Cash and Cash Equivalents -
Beginning of Year                            22,058           10,742
________________________________________________________________________
Cash and Cash Equivalents - End of Year   $  81,718         $ 22,058
________________________________________________________________________


REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida
________________________________________________________________________
CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
________________________________________________________________________
Years Ended December 31,                     2003             2002
________________________________________________________________________
SUPPLEMENTARY DISCLOSURES
________________________________________________________________________
Interest Paid                             $ 21,523          $ 38,622
Income Taxes Paid                         $     -           $     -
________________________________________________________________________

NON-CASH INVESTING AND FINANCING ACTIVITIES
________________________________________________________________________
Disposal of Revenue Producing Assets:
Reduction of Bank Mortgage Financing     $ 170,697          $ 58,749
Reduction of Mortgage
(Stockholder)  Financing                 $      -           $ 25,053
Net Book Value of Disposed
Revenue Producing Assets                 $ 265,410          $ 84,396
________________________________________________________________________


REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida
________________________________________________________________________
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________

Note A -        Nature of Operations and Summary of Significant Accounting
Policies
        Nature of Operations
        The business was incorporated on August 24, 1994 under the laws of the state of Delaware. The principal business activity is carried on through the wholly owned subsidiary, Ricketts Enterprises International, Inc. ("REI"), a Florida Corporation. REI is a duly licensed real estate corporation in the state of Florida and is presently active in the ownership, management, and sale of residential real estate primarily in the state of Florida.

        Principles of Consolidation
        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Ricketts Enterprises International, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

        Segment Data and Geographic Information
        The Company operates in the rental real estate industry primarily in the state of Florida.

        Method of Accounting
        The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

        Cash and Cash Equivalents
        Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The company maintains cash and cash equivalents at financial institutions which periodically may exceed federally insured amounts.

        Rents Receivable
        The Company performs evaluations of its clients' financial conditions and collectibility of rents receivable. No allowance for uncollectible accounts has been provided, as management believes that all accounts are collectible. Rents receivable are included in the balance sheet in other current assets.

        Revenue Producing Assets and Depreciation
        Revenue producing assets consist of land and buildings which are stated at cost, less the buildings' accumulated depreciation computed on the straight-line method over estimated useful lives of 28 years.

        Renewals and improvements are charged to property accounts.
Costs of maintenance and repairs that do not improve or extend asset lives are charged to expense. The cost of property retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts.

                                - continued -


REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida
________________________________________________________________________

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________

Note A -        Nature of Operations and Summary of Significant Accounting
Policies - continued

        Long-Lived Assets
        The revenue producing assets are considered long-lived assets and are reviewed for impairment in accordance with Statement of Financial Accounting Standard (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the assets and their eventual disposition in determining their fair value. When required, impairment losses on assets to be held and used are recognized based on the difference between the fair value and the carrying amount of the assets. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

        Office Property, Equipment and Depreciation
        Office property and equipment are stated at cost, less accumulated depreciation computed using the straight line method over estimated useful lives as follows:

                Office Equipment        5 - 10 Years
                Office Furniture        7 - 15 Years

        Maintenance and repairs are charged to expense. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts.

        Revenue Recognition
        Revenues from commissions and management services are recognized as services are rendered. Revenues from rental properties are recognized monthly based on agreed upon payments in month-to-month or one-year term lease agreements.

        Net Income Per Common Share
        Net income per common share is computed in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for each period. Diluted earnings per share are identical to basic earnings per share for the periods presented since the Company has no stock options, warrants, or convertible securities.

        Income Taxes
        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.
This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets have been reduced in full by a valuation allowance for temporary differences and net operating loss and tax credit carryforwards expected to expire unused. Deferred income tax expense represents the change in net deferred assets and liability balances.

                                - continued -


REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida
________________________________________________________________________

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________

Note A -        Nature of Operations and Summary of Significant Accounting
Policies - continued

        Use of Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results can differ from those estimates.

        Concentrations of Credit Risk
        Financial instruments which potentially expose the Company to significant concentrations of credit risk consist principally of bank deposits and rents receivable. Cash is placed primarily in high quality short-term interest bearing financial instruments. The Company performs evaluations of its clients' financial condition and timely collection procedures on rents receivable.

        Fair Value of Financial Instruments
        The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, and accounts payable approximated fair value as of December 31, 2003 and 2002 because of the relatively short maturity of these instruments. The carrying value of long-term debt, including the current portion, approximated fair value as of December 31, 2003 and 2002 based upon current market rates for the same or similar debt issues.

        Recently Enacted Accounting Standards
        There are no recently enacted accounting standards that would have a material impact on the financial statements.

Note B -        Revenue Producing Assets
        Revenue producing assets consisted of the following:
________________________________________________________________________
           December 31,                     2003             2002
________________________________________________________________________
Land                                     $ 56,635         $ 101,620
Apartment Buildings                       454,450           709,365
Building Improvements                      36,746            40,814
________________________________________________________________________
                                         $ 547,831        $ 851,799
Less:  Accumulated Depreciation            141,727          162,644
________________________________________________________________________
Net Revenue Producing Assets             $ 406,104        $ 689,155
________________________________________________________________________



REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida
________________________________________________________________________

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
_______________________________________________________________________

Note C -        Office Property and Equipment
        Office property and equipment consisted of the following:
________________________________________________________________________
December 31,                                2003            2002
________________________________________________________________________
Office Equipment                         $ 13,958         $ 13,652
Office Furniture                            7,644            7,644
________________________________________________________________________
                                         $ 21,602         $ 21,296
Less:  Accumulated Depreciation            19,644           18,470
________________________________________________________________________
Net Office Property and Equipment        $  1,958         $  2,826
________________________________________________________________________
        Depreciation expense for the years ended December 31, 2003 and 2002 was $1,174 and $1,882, respectively.

Note D -        Mortgages Payable
        Mortgages payable to banks consisted of the following:
 _______________________________________________________________________
 December 31,                                2003             2002
________________________________________________________________________
Washington Mutual Bank
Mortgage due on property located at 1110 SE 9th Court in Cape Coral, Florida, due January 2029, payable in monthly payments of $339 including principal and interest at the bank's index plus 2.50% (effective rate of
3.756% at December 31, 2003).            $ 49,959        $ 51,660

Mortgage due on property located at 1009 SE 9th Avenue in Cape Coral, Florida, due January 2029, payable in monthly payments of $365 including principal and interest at the bank's index plus 2.50% (effective rate of
3.756% at December 31, 2003).           $ 53,891          $ 55,704

Mortgage due on property located at 205 SW 33rd Street in Cape Coral, Florida, due January 2029, payable in monthly payments of $395 including principal and interest at the bank's index plus 2.45% (effective rate of
3.706% at December 31, 2003).           $ 58,458          $ 60,457

Mortgages paid in full.                       -            260,465

Total Mortgages Payable - Banks        $ 162,308         $ 428,286
________________________________________________________________________
                                                - continued -


REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida
________________________________________________________________________

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________

Note D -        Mortgages Payable - continued

        Mortgages payable to stockholder consisted of the following:
________________________________________________________________________
December 31,                                2003            2002
________________________________________________________________________
Garfield Ricketts
Mortgage due on property located at 1110 SE 9th Court in Cape Coral, Florida, due January 2029, payable in monthly payments of $229 including
principal and interest at 7%.            $ 32,482         $ 32,938

Mortgage due on property located at 1009 SE 9th Avenue in Cape Coral, Florida, due January 2029, payable in monthly payments of $201 including
principal and interest at 7%.            $ 28,499         $ 28,900

Mortgage due on property located at 205 SW 33rd Street in Cape Coral, Florida, due January 2029, payable in monthly payments of $208 including
principal and interest at 7%.            $ 29,537         $ 29,952
________________________________________________________________________
Mortgages paid in full.                        -          $ 85,169
________________________________________________________________________
Total Mortgages Payable - Stockholder    $ 90,518         $176,959
________________________________________________________________________
        Aggregate annual maturities of mortgages for the five years succeeding December 31, 2003 and thereafter are as follows:
________________________________________________________________________
                       2004     2005     2006      2007      2008
                     $ 7,716   $ 7,942 $ 8,294   $ 8,664   $ 9,051
________________________________________________________________________
Note E -        Related Party Transactions
        The Company rents the office building for its corporate headquarters located in Naples, Florida for $575 per month, based on a month-to-month agreement, from Garfield Ricketts, a 62% stockholder. Rent expense for each of the years ended December 31, 2003 and 2002 was $6,900 and is included in general and administrative expenses.

        The Company provides real estate management services for Garfield Ricketts, a 62% stockholder, which includes the collection of rents for his personal rental properties and the disbursement of related expenses.
The Company receives 10% of the gross rents collected for this service. Amounts received in 2003 and 2002 were $-0- and $5,181, respectively.
Due to Stockholder represents amounts owed to Garfield Ricketts for collection of rents on his personal properties.


REII INCORPORATED AND SUBSIDIARY
(A DELAWARE CORPORATION)
Naples, Florida
________________________________________________________________________

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________

Note F -        Disposal of Revenue Producing Assets
        During 2003, the Company sold three residential properties to independent third parties. The net gain on sale of revenue producing assets of $192,360 is reported in the other income component of continuing operations in the consolidated statements of operations.

        In April 2002, the Company sold one residential property to an independent third party. The gain on sale of revenue producing assets of $9,104 is reported in the other income component of continuing operations in the consolidated statements of operations.